Exhibit 23

Consent of Independent Registered Public Accounting Firm

Foot Locker Puerto Rico 1165(e) Plan Administrator:

We consent to the incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425, 333-33120, 333-41056, 333-41058, 333-74688, 333-99829, 333-111222, 333-121515, 333-144044, 333-149803, and 333-167066 on Form S-8 of Foot Locker, Inc. of our report dated June 24, 2010 with respect to the statements of net assets available for benefits of the Foot Locker Puerto Rico 1165(e) Plan as of December 31, 2009 and 2008, the statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2009, which report appears in this Annual Report of the Foot Locker Puerto Rico 1165(e) Plan on Form 11-K.

/s/ KPMG LLP

New York, New York
June 24, 2010